Citigroup Global Markets Holdings Inc.	March 13, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH30698 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Autocallable Securities Linked to the Worst Performing of Alphabet Inc., Amazon.com, Inc., Apple Inc. and NVIDIA Corporation Due March 22, 2029

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a periodic basis on the terms described below. Your return on the securities will depend on the performance of the underlyings specified below.
▪	Potential for automatic early redemption at a premium. The securities will be automatically redeemed at a premium following an interim valuation date if, as of that interim valuation date, each underlying has “knocked in” on that interim valuation date or on at least one prior interim valuation date. An underlying will “knock in” on an interim valuation date if its closing value on that interim valuation date is greater than or equal to its initial underlying value. We refer to any underlying that has knocked in on at least one interim valuation date, or that knocks in on the final valuation date, as a “knocked-in underlying”, regardless of whether it knocks in on any other date or dates.
▪	Potential for premium at maturity; potential for loss of principal. If the securities are not automatically redeemed prior to maturity, the securities offer the potential for repayment of principal plus a premium at maturity if each underlying that has not become a knocked-in underlying on any interim valuation date knocks in on the final valuation date. An underlying will knock in on the final valuation date if its final underlying value is greater than or equal to its initial underlying value. If any underlying has failed to become a knocked-in underlying on any interim valuation date or on the final valuation date, then you will not receive a premium and your payment at maturity will depend on the final underlying value of the worst performing underlying. In this scenario, if the final underlying value of the worst performing underlying is greater than or equal to its downside barrier value specified below, then you will be repaid the stated principal amount of your securities at maturity. However, if the final underlying value of the worst performing underlying is less than its downside barrier value, you will incur a significant loss at maturity and will have full downside exposure to the depreciation of the worst performing underlying from its initial underlying value to its final underlying value.
▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings. Although you will have downside exposure to the worst performing underlying, you will not receive dividends with respect to any underlying or participate in any appreciation of any underlying.
▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Downside barrier value**
	Alphabet Inc.	$301.46	$180.876
	Amazon.com, Inc.	$207.67	$124.602
	Apple Inc.	$250.12	$150.072
	NVIDIA Corporation	$180.25	$108.150
*For each underlying, its closing value on the pricing date **For each underlying, 60.00% of its initial underlying value
Stated principal amount:	$1,000 per security
Pricing date:	March 13, 2026
Issue date:	March 18, 2026
Interim valuation dates:	September 18, 2026, October 19, 2026, November 18, 2026, December 18, 2026, January 19, 2027, February 18, 2027, March 18, 2027, April 19, 2027, May 18, 2027, June 21, 2027, July 19, 2027, August 18, 2027, September 20, 2027, October 18, 2027, November 18, 2027, December 20, 2027, January 18, 2028, February 18, 2028, March 20, 2028, April 18, 2028, May 18, 2028, June 20, 2028, July 18, 2028, August 18, 2028, September 18, 2028, October 18, 2028, November 20, 2028, December 18, 2028, January 18, 2029, February 20, 2029, each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Final valuation date:	March 19, 2029, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, March 22, 2029
Automatic early redemption:	If, as of any interim valuation date, each underlying has become a knocked-in underlying, the securities will be automatically redeemed on the fifth business day immediately following that interim valuation date for an amount in cash per security equal to $1,000 plus the applicable premium. If the securities are automatically redeemed following any interim valuation date, they will cease to be outstanding and you will not receive any further payments on the securities.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity, for each security you then hold, an amount in cash equal to:

•

If, as of the final valuation date, each underlying has become a knocked-in underlying: $1,000 plus the applicable premium

•

If, as of the final valuation date, any underlying has not become a knocked-in underlying and:

o

the final underlying value of the worst performing underlying is greater than or equal to its downside barrier value: $1,000

o

the final underlying value of the worst performing underlying is less than its downside barrier value: $1,000 + ($1,000 × the underlying return of the worst performing underlying)

If any underlying has not become a knocked-in underlying as of the final valuation date, and if the final underlying value of the worst performing underlying is less than its downside barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$8.00	$992.00
Total:	$1,257,000.00	$10,056.00	$1,246,944.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $942.90 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $8.00 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus. In addition, CGMI will pay to one or more electronic platform providers a fee of up to $1.50 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-12 dated February 25, 2026	Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Premiums:

The applicable premium upon automatic early redemption or at maturity is set forth below. The premium may be significantly less than the appreciation of any underlying from the pricing date to the applicable interim valuation date or the final valuation date, as the case may be.

• September 18, 2026:	17.8000% of the stated principal amount
• October 19, 2026:	20.7667% of the stated principal amount
• November 18, 2026:	23.7333% of the stated principal amount
• December 18, 2026:	26.7000% of the stated principal amount
• January 19, 2027:	29.6667% of the stated principal amount
• February 18, 2027:	32.6333% of the stated principal amount
• March 18, 2027:	35.6000% of the stated principal amount
• April 19, 2027:	38.5667% of the stated principal amount
• May 18, 2027:	41.5333% of the stated principal amount
• June 21, 2027:	44.5000% of the stated principal amount
• July 19, 2027:	47.4667% of the stated principal amount
• August 18, 2027:	50.4333% of the stated principal amount
• September 20, 2027:	53.4000% of the stated principal amount
• October 18, 2027:	56.3667% of the stated principal amount
• November 18, 2027:	59.3333% of the stated principal amount
• December 20, 2027:	62.3000% of the stated principal amount
• January 18, 2028:	65.2667% of the stated principal amount
• February 18, 2028:	68.2333% of the stated principal amount
• March 20, 2028:	71.2000% of the stated principal amount
• April 18, 2028:	74.1667% of the stated principal amount
• May 18, 2028:	77.1333% of the stated principal amount
• June 20, 2028:	80.1000% of the stated principal amount
• July 18, 2028:	83.0667% of the stated principal amount
• August 18, 2028:	86.0333% of the stated principal amount
• September 18, 2028:	89.0000% of the stated principal amount
• October 18, 2028:	91.9667% of the stated principal amount
• November 20, 2028:	94.9333% of the stated principal amount
• December 18, 2028:	97.9000% of the stated principal amount
• January 18, 2029:	100.8667% of the stated principal amount
• February 20, 2029:	103.8333% of the stated principal amount
• March 19, 2029 (the “final valuation date”):	106.8000% of the stated principal amount
Knock in:	An underlying will “knock in” on an interim valuation date or on the final valuation date if its closing value on that date is greater than or equal to its initial underlying value.
Knocked-in underlying:	A “knocked-in underlying” is an underlying that has knocked in on at least one interim valuation date or on the final valuation date. An underlying that knocks in on any interim valuation date or on the final valuation date will be a knocked-in underlying, regardless of whether it knocks in on any other date or dates.
Final underlying value:	For each underlying, its closing value on the final valuation date
Worst performing underlying:	The underlying with the lowest underlying return
Underlying return:	For each underlying, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17332UC87 / US17332UC879
PS-2

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of each underlying on any date is the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of (i) Amazon.com, Inc., Apple Inc. and NVIDIA Corporation are their respective shares of common stock and (ii) Alphabet Inc. are its shares of Class C capital stock. Please see the accompanying product supplement for more information.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Payment Upon Automatic Early Redemption or at Maturity if Each Underlying Has Knocked In

The following table illustrates how the amount payable per security upon automatic early redemption or at maturity will be calculated if each underlying has become a knocked-in underlying as of any interim valuation date or as of the final valuation date, as applicable.

If the first valuation date as of which each underlying has become a knocked-in underlying is...	...then you will receive the following payment per security upon automatic early redemption or at maturity, as applicable:
September 18, 2026	$1,000 + applicable premium = $1,000 + $178.000 = $1,178.000
October 19, 2026	$1,000 + applicable premium = $1,000 + $207.667 = $1,207.667
November 18, 2026	$1,000 + applicable premium = $1,000 + $237.333 = $1,237.333
December 18, 2026	$1,000 + applicable premium = $1,000 + $267.000 = $1,267.000
January 19, 2027	$1,000 + applicable premium = $1,000 + $296.667 = $1,296.667
February 18, 2027	$1,000 + applicable premium = $1,000 + $326.333 = $1,326.333
March 18, 2027	$1,000 + applicable premium = $1,000 + $356.000 = $1,356.000
April 19, 2027	$1,000 + applicable premium = $1,000 + $385.667 = $1,385.667
May 18, 2027	$1,000 + applicable premium = $1,000 + $415.333 = $1,415.333
June 21, 2027	$1,000 + applicable premium = $1,000 + $445.000 = $1,445.000
July 19, 2027	$1,000 + applicable premium = $1,000 + $474.667 = $1,474.667
August 18, 2027	$1,000 + applicable premium = $1,000 + $504.333 = $1,504.333
September 20, 2027	$1,000 + applicable premium = $1,000 + $534.000 = $1,534.000
October 18, 2027	$1,000 + applicable premium = $1,000 + $563.667 = $1,563.667
November 18, 2027	$1,000 + applicable premium = $1,000 + $593.333 = $1,593.333
December 20, 2027	$1,000 + applicable premium = $1,000 + $623.000 = $1,623.000
January 18, 2028	$1,000 + applicable premium = $1,000 + $652.667 = $1,652.667
February 18, 2028	$1,000 + applicable premium = $1,000 + $682.333 = $1,682.333
March 20, 2028	$1,000 + applicable premium = $1,000 + $712.000 = $1,712.000
April 18, 2028	$1,000 + applicable premium = $1,000 + $741.667 = $1,741.667
May 18, 2028	$1,000 + applicable premium = $1,000 + $771.333 = $1,771.333
June 20, 2028	$1,000 + applicable premium = $1,000 + $801.000 = $1,801.000
July 18, 2028	$1,000 + applicable premium = $1,000 + $830.667 = $1,830.667
August 18, 2028	$1,000 + applicable premium = $1,000 + $860.333 = $1,860.333
September 18, 2028	$1,000 + applicable premium = $1,000 + $890.000 = $1,890.000
October 18, 2028	$1,000 + applicable premium = $1,000 + $919.667 = $1,919.667
November 20, 2028	$1,000 + applicable premium = $1,000 + $949.333 = $1,949.333
December 18, 2028	$1,000 + applicable premium = $1,000 + $979.000 = $1,979.000
January 18, 2029	$1,000 + applicable premium = $1,000 + $1,008.667 = $2,008.667
February 20, 2029	$1,000 + applicable premium = $1,000 + $1,038.333 = $2,038.333
March 19, 2029 (final valuation date)	$1,000 + applicable premium = $1,000 + $1,068.000 = $2,068.000

If, as of any valuation date (whether an interim valuation date or the final valuation date), any underlying has become a knocked-in underlying but any other underlying has not become a knocked-in underlying, you will not receive the premium indicated above following that valuation date. In order to receive the premium indicated above following a valuation date, each underlying must have become a knocked-in underlying as of that valuation date.

PS-4

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity if Any Underlying Has Not Knocked In

The examples below are intended to illustrate how, if the securities are not automatically redeemed prior to maturity and any underlying has not become a knocked-in underlying as of the final valuation date, your payment at maturity will depend on the final underlying value of the worst performing underlying.  The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values or downside barrier values of the underlyings. For the actual initial underlying value and downside barrier value of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying value and downside barrier value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical initial underlying value	Hypothetical downside barrier value
Alphabet Inc.	$100.00	$60.00 (60% of its hypothetical initial underlying value)
Amazon.com, Inc.	$100.00	$60.00 (60% of its hypothetical initial underlying value)
Apple Inc.	$100.00	$60.00 (60% of its hypothetical initial underlying value)
NVIDIA Corporation	$100.00	$60.00 (60% of its hypothetical initial underlying value)

Example 1—Par Scenario. The final underlying value of the worst performing underlying is $80.00, resulting in a -20.00% underlying return for the worst performing underlying. In this example, the final underlying value of the worst performing underlying is greater than its downside barrier value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Alphabet Inc.	$110.00	10.00%
Amazon.com, Inc.*	$80.00	-20.00%
Apple Inc.	$90.00	-10.00%
NVIDIA Corporation	$95.00	-5.00%

* Worst performing underlying

Payment at maturity per security = $1,000

In this scenario, because the final underlying value of the worst performing underlying is greater than its downside barrier value, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Example 2—Downside Scenario A. The final underlying value of the worst performing underlying is $30.00, resulting in a -70.00% underlying return for the worst performing underlying. In this example, the final underlying value of the worst performing underlying is less than its downside barrier value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Alphabet Inc.*	$30.00	-70.00%
Amazon.com, Inc.	$85.00	-15.00%
Apple Inc.	$50.00	-50.00%
NVIDIA Corporation	$40.00	-60.00%

* Worst performing underlying

Payment at maturity per security = $1,000 + ($1,000 × the underlying return of the worst performing underlying)

= $1,000 + ($1,000 × -70.00%)

= $1,000 + -$700.00

= $300.00

In this scenario, the worst performing underlying has depreciated from its initial underlying value to its final underlying value and its final underlying value is less than its downside barrier value. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the worst performing underlying.

Example 3—Downside Scenario B. The final underlying value of the worst performing underlying is $0.00, resulting in a -100.00% underlying return for the worst performing underlying. In this example, the final underlying value of the worst performing underlying is less than its downside barrier value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Alphabet Inc.	$50.00	-50.00%
Amazon.com, Inc.	$75.00	-25.00%
Apple Inc.*	$0.00	-100.00%
NVIDIA Corporation	$20.00	-80.00%

* Worst performing underlying

Payment at maturity per security = $1,000 + ($1,000 × the underlying return of the worst performing underlying)

= $1,000 + ($1,000 × -100.00%)

= $1,000 + -$1,000.00

= $0.00

In this scenario, you would lose your entire investment in the securities at maturity.

PS-5

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If any underlying does not become a knocked-in underlying by the final valuation date, your payment at maturity will depend on the final underlying value of the worst performing underlying. If the final underlying value of the worst performing underlying is less than its downside barrier value, you will lose 1% of the stated principal amount of the securities for every 1% by which its final underlying value is less than its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described under “Key Terms” above. If, as of any interim valuation date, each underlying has become a knocked-in underlying, you will be repaid the stated principal amount of your securities and will receive the applicable fixed premium, regardless of how significantly the closing value of any underlying on any interim valuation date may exceed its initial underlying value. If the securities are not automatically redeemed prior to maturity, you will be repaid the stated principal amount of your securities plus the applicable premium so long as the final underlying value of each underlying that has not become a knocked-in underlying on any interim valuation date is greater than or equal to its initial underlying value, even if the final underlying value of any underlying exceeds its initial underlying value by more than the applicable premium. Accordingly, any premium you may receive may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in any or all of the underlyings.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly, regardless of the performance of any other underlying. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected, regardless of the performance of any other underlying. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing of the underlyings, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	The securities may be automatically redeemed prior to maturity, limiting the term of the securities. If, as of any interim valuation date, each underlying has become a knocked-in underlying, the securities will be automatically redeemed following that interim valuation date. If the securities are automatically redeemed following that interim valuation date, they will cease to be outstanding and you will not receive the higher premium applicable to any later interim valuation date or to the payment at maturity. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the premium payable upon an automatic early redemption or the applicable premium payable at maturity, as the case may be, and may be significantly less than the return on any underlying over the term of the securities.

▪	You will not receive dividends or have any other rights with respect to the underlyings. You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlyings. If any change to the underlying shares is proposed, such as an amendment to

PS-6

Citigroup Global Markets Holdings Inc.

the underlying’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market value of the underlyings.

▪	The performance of the securities will depend on the closing values of the underlyings solely on the interim valuation dates and final valuation date, which makes the securities particularly sensitive to the volatility of the closing values of the underlyings. Whether the securities will be automatically redeemed prior to maturity will depend on the closing values of the underlyings solely on the interim valuation dates, regardless of the closing values of the underlyings on other days during the term of the securities. If any underlying does not become a knocked-in underlying by the final valuation date, what you receive at maturity will depend solely on the final underlying value of the worst performing underlying, and not the closing value of the underlyings on any other days during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to the volatility of the closing values of the underlyings. You should understand that the closing value of each underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

PS-7

Citigroup Global Markets Holdings Inc.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Even if an underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by an underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If an underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of an underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of an underlying would not.

▪	The securities may become linked to an underlying other than an original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. For example, if an underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of an underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	If the underlying shares of an underlying are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

PS-8

Citigroup Global Markets Holdings Inc.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-9

Citigroup Global Markets Holdings Inc.

Information About Alphabet Inc.

Alphabet Inc. operates as a holding company. The company, through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. The underlying shares of Alphabet Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Alphabet Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-37580 through the SEC’s website at http://www.sec.gov. In addition, information regarding Alphabet Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Alphabet Inc. trade on the Nasdaq Global Select Market under the ticker symbol “GOOG.”

We have derived all information regarding Alphabet Inc. from publicly available information and have not independently verified any information regarding Alphabet Inc. This pricing supplement relates only to the securities and not to Alphabet Inc. We make no representation as to the performance of Alphabet Inc. over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Alphabet Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of Alphabet Inc. on March 13, 2026 was $301.46.

The graph below shows the closing value of Alphabet Inc. for each day such value was available from January 4, 2016 to March 13, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Alphabet Inc. – Historical Closing Values January 4, 2016 to March 13, 2026

PS-10

Citigroup Global Markets Holdings Inc.

Information About Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a wide range of products. The company’s products include books, music, computers, electronics and numerous other products. Amazon.com, Inc. offers personalized shopping services, Web-based credit card payment, and direct shipping to customers. Amazon.com, Inc. also operates a cloud platform offering services globally. The underlying shares of Amazon.com, Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Amazon.com, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 000-22513 through the SEC’s website at http://www.sec.gov. In addition, information regarding Amazon.com, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Amazon.com, Inc. trade on the Nasdaq Global Select Market under the ticker symbol “AMZN.”

We have derived all information regarding Amazon.com, Inc. from publicly available information and have not independently verified any information regarding Amazon.com, Inc. This pricing supplement relates only to the securities and not to Amazon.com, Inc. We make no representation as to the performance of Amazon.com, Inc. over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Amazon.com, Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of Amazon.com, Inc. on March 13, 2026 was $207.67.

The graph below shows the closing value of Amazon.com, Inc. for each day such value was available from January 4, 2016 to March 13, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Amazon.com, Inc. – Historical Closing Values January 4, 2016 to March 13, 2026

PS-11

Citigroup Global Markets Holdings Inc.

Information About Apple Inc.

Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories and sells a variety of related services. The underlying shares of Apple Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Apple Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-36743 through the SEC’s website at http://www.sec.gov. In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Apple Inc. trade on the Nasdaq Global Select Market under the ticker symbol “AAPL.”

We have derived all information regarding Apple Inc. from publicly available information and have not independently verified any information regarding Apple Inc. This pricing supplement relates only to the securities and not to Apple Inc. We make no representation as to the performance of Apple Inc. over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Apple Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of Apple Inc. on March 13, 2026 was $250.12.

The graph below shows the closing value of Apple Inc. for each day such value was available from January 4, 2016 to March 13, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Apple Inc. – Historical Closing Values January 4, 2016 to March 13, 2026

PS-12

Citigroup Global Markets Holdings Inc.

Information About NVIDIA Corporation

NVIDIA Corporation is a full-stack computing infrastructure company with data-center-scale offerings whose full-stack includes the CUDA programming model that runs on all of its graphics processing units (GPUs), as well as domain-specific software libraries, software development kits and Application Programming Interfaces and whose data-center-scale offerings include compute and networking solutions that can scale to tens of thousands of GPU-accelerated servers interconnected to function as a single giant computer. The underlying shares of NVIDIA Corporation are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by NVIDIA Corporation pursuant to the Exchange Act can be located by reference to the SEC file number 000-23985 through the SEC’s website at http://www.sec.gov. In addition, information regarding NVIDIA Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of NVIDIA Corporation trade on the Nasdaq Global Select Market under the ticker symbol “NVDA.”

We have derived all information regarding NVIDIA Corporation from publicly available information and have not independently verified any information regarding NVIDIA Corporation. This pricing supplement relates only to the securities and not to NVIDIA Corporation. We make no representation as to the performance of NVIDIA Corporation over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. NVIDIA Corporation is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of NVIDIA Corporation on March 13, 2026 was $180.25.

The graph below shows the closing value of NVIDIA Corporation for each day such value was available from January 4, 2016 to March 13, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

NVIDIA Corporation – Historical Closing Values January 4, 2016 to March 13, 2026

PS-13

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-14

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $8.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $8.00 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-15